Exhibit 3.1

Company No.: CR-155136

AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

Youku.com Inc.

Amended and restated by Shareholders’ Special Resolution dated 12 November 2010

Incorporated on the 20th day of September, 2005

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2010 Revision)

Company Limited by Shares

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Youku.com Inc.

(adopted pursuant to Shareholders Special Resolution dated 12 November 2010)

NAME

1.	The name of the Company is Youku.com Inc.

REGISTERED OFFICE

2.	The Registered Office of the Company shall be at the offices of Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	(i)

To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property, including services.

(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this clause 3 in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

GENERAL POWERS

4.	Except as prohibited or limited by the Companies Law (2010 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

2

LIMITATION OF LIABILITY

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

CURRENCY

6.	Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

7.	The authorized capital of the Company is US$50,000.

CLASSES, NUMBER AND PAR VALUE OF SHARES

8.	The Company is authorized to issue two classes of stock to be designated, respectively, Preferred Shares (“Preferred Shares”) and Ordinary Shares (the “Ordinary Shares”). The authorized share capital of the Company, being US$50,000, is divided into 5,000,000,000 shares of par value US$0.00001 each, comprising (i) 3,797,418,953 Ordinary Shares; (ii) 82,500,000 Series A Preferred Shares (the “Series A Preferred Shares”); (iii) 165,825,000 Series B-1 Preferred Shares (the “Series B-1 Preferred Shares”) and 112,875,000 Series B-2 Preferred Shares (the “Series B-2 Preferred Shares” together with Series B-1 Preferred Shares may hereinafter be referred to as the “Series B Preferred Shares”); (iv) 317,398,462 Series C Preferred Shares (the “Series C Preferred Shares”); (v) 209,737,212 Series D Preferred Shares (the “Series D Preferred Shares”); (vi) 213,779,664 Series E Preferred Shares (the “Series E Preferred Shares”); and (vii) 100,465,709 Series F Preferred Shares (the “Series F Preferred Shares”).

9.	Immediately prior to the completion of a Qualified Public Offering (as defined below), the authorized share capital of the Company, being US$50,000, will be divided into 5,000,000,000 shares of par value US$0.00001 each, comprising (i) 3,137,657,746 Class A Ordinary Shares; (ii) 659,761,207 Class B Ordinary Shares; (iii) 82,500,000 Series A Preferred Shares; (iv) 165,825,000 Series B-1 Preferred Shares and 112,875,000 Series B-2 Preferred Shares; (v) 317,398,462 Series C Preferred Shares; (vi) 209,737,212 Series D Preferred Shares; (vii) 213,779,664 Series E Preferred Shares; and (viii) 100,465,709 Series F Preferred Shares. “Qualified Public Offering” means a public offering by the Company of its Class A Ordinary Shares pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, pursuant to a firm underwriting commitment, in which the gross proceeds to the Company from the public offering shall exceed US$70,000,000 and after which the Class A Ordinary Shares are listed on the New York Stock Exchange or the Nasdaq Global Market, or in a similar public offering of Class A Ordinary Shares in a jurisdiction and on a securities exchange outside of the United States of similar international stature, including the Hong Kong Stock Exchange, provided such public offering in terms of offering proceeds is reasonably equivalent to the aforesaid public offering in the United States.

3

THE COMPANIES LAW (2010 Revision)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Youku.com Inc.

(adopted by Shareholders’ Special Resolution dated 12 November 2010)

1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Affiliate” with regard to a given Person, means a Person that controls, is controlled by or is under common control with the given Person. For purposes of this Agreement, except as otherwise expressly provided, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated”, “controlling” and “controlled” have meanings correlative to the foregoing.

“Automatic Conversion” has the meaning as set forth in Article 5.2.2.1(2).

“Articles” means these Amended and Restated Articles of Association, as from time to time altered by Special Resolution.

“Auditors” means the persons for the time being performing the duties of auditors of the Company.

“Brookside” means Brookside Capital Partners, L.P.

“Board” means the board of directors of the Company.

“Business Day” means a Business Day (other than a Saturday or Sunday) on which licensed banks are generally open in the PRC or New York, USA for general banking business.

“Class A Ordinary Shares” means Class A Ordinary Share of a par value of US$0.00001 each in the share capital of the Company.

“Class B Ordinary Shares” means Class B Ordinary Shares of a par value of US$0.00001 each in the share capital of the Company.

“Chengwei Ventures” means collectively Chengwei Partners, L.P., Chengwei Ventures Evergreen Fund, L.P. and Chengwei Ventures Evergreen Advisors Fund, LLC.

“Company” means the above named Company.

“Consideration Per Share” has the meaning as set forth in Article 5.2.2.8.

“a Constitution” has the meaning as set forth in Article 5.2.2.9.

“Conversion Event” has the meaning set forth in Article 5.2.2.9.

“Conversion Price” shall initially be, with respect to each series of Preferred Shares, the Original Issue Price for such series of Preferred Shares. The Conversion Price with respect to each series of Preferred Shares is subject to adjustment as set forth in Article 5.2.2.

“Conversion Ratio” has the meaning set forth in Article 5.2.2.1(1).

“Conversion Right” has the meaning set forth in Article 5.2.2.1(1).

“Conversion Shares” has the meaning set forth in Article 5.2.2.1(2).

“debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors” means the directors for the time being of the Company.

“dividend” includes bonus.

“Equity Control and Service Agreement(s)” means the equity control and service agreements attached hereto as Exhibit B.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents.

“ESOP” means the Employee Share Option Scheme as in effect at the time of the original issuance of the Series D Preferred Shares.

“Farallon” means Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Farallon Capital Offshore Investors II, L.P.

“Holder(s)” means the holders of the Preferred Shares, i.e. persons registered in the Company’s register of members as the holders of Preferred Shares, and a permitted transferee and assignee of any Holder.

“Initial Consideration” has the meaning set forth in Articles 5.2.4.3(5).

“Leland Stanford” shall mean The Board of Trustees of the Leland Stanford Junior University (DAPER 1) and The Board of Trustees of the Leland Stanford Junior University (SBST).

“Liquidation Event” shall have the meaning set forth in Article 5.2.4.1.

“Maverick” shall mean, collectively, Maverick Fund Private Investments, Ltd., Maverick USA II, Corp., and Maverick II Holdings, Ltd.;

“Member” shall bear the meaning as ascribed to it in the Statute.

“month” means calendar month.

“Morgan Stanley” means Morgan Stanley Investment Management Inc.

“Morgan Stanley Holder” means a Holder that holds its Preferred Shares through a Morgan Stanley discretionary client account.

“New Securities” shall mean any Equity Securities issued in the capital of the Company after the date of these Articles; provided that the term “New Securities” does not include (i) Ordinary Shares issued upon conversion of the Preferred Shares; (ii) 140,441,231 Ordinary Shares, either issued as restricted stock awards or options exercisable for Ordinary Shares (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such Equity Securities) issued or issuable to employees, professional consultants, officers or Directors of the Company under the ESOP; (iii) securities issued in connection with the warrants issued to Venture Lending & Leasing IV, LLC and Venture Lending & Leasing V, LLC for the purchase of up to 8,523,082 Series C Preferred Shares, or in connection with the warrants issued to Venture Lending & Leasing V, LLC and Venture Lending & Leasing VI, LLC for the purchase of up to 3,929,774 Series E Preferred Shares; (iv) securities issued in a Qualified Public Offering; and (v) securities issued in connection with any stock split, stock dividend, stock division, stock combinations, or re-capitalization of the Company for which adjustments are made pursuant to Article 5.2.2.7(1) or (2).

“non-electing share” has the meaning as set forth in Article 5.2.2.9.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Equity Securities.

“Optional Conversion Shares” has the meaning as set forth in Article 5.2.2.1(1).

“Ordinary Share Equivalents” means warrants, options and rights directly or indirectly exercisable for Ordinary Shares and instruments, including without limitation the Preferred Shares, directly or indirectly convertible or exchangeable for Ordinary Shares.

“Ordinary Shares” means, until the time immediately prior to the completion of a Qualified Public Offering, the Ordinary Shares of a par value of US$0.00001 each in the share capital of the Company and, immediately after the completion of a Qualified Public Offering, collectively, Class A Ordinary Shares and Class B Ordinary Shares.

“ordinary shareholder” means the holder of Ordinary Shares.

“Original Issue Date” shall mean the date on which a share of Series F Preferred Shares was first issued.

“Original Issue Price” means US$0.05 for Series A Preferred Shares, US$0.03636364 for the Series B-1 Preferred Shares, US$0.05333333 for the Series B-2 Preferred Shares, US$0.081128308 for the Series C Preferred Shares, US$0.143036134 for the Series D Preferred Shares, US$.190850707 for the Series E Preferred Shares and US$0.49768225 for the Series F Preferred Shares, or the aggregate amount of the issue price based on such price per share where the context requires and where applicable.

“paid-up” means paid-up and/or credited as paid-up.

“Person” means any individual, person corporate, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or enterprise or entity.

“Preferred Shareholder” means the persons registered in the Company’s register of members as the holders of Preferred Shares, and the permitted transferees and assigns of any Preferred Shareholder.

“Preferred Shares” means the Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares.

“Qualified Public Offering” means a public offering by the Company of its Class A Ordinary Shares pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act pursuant to a firm underwriting commitment, in which the gross proceeds to the Company from the public offering shall exceed US$70,000,000 and after which the Class A Ordinary Shares are listed on the New York Stock Exchange or the Nasdaq Global Market, or in a similar public offering of Ordinary Shares in a jurisdiction and on a securities exchange outside of the United States of similar international stature, including the Hong Kong Stock Exchange, provided such public offering in terms of offering proceeds is reasonably equivalent to the aforesaid public offering in the United States.

“Register of Members” has the meaning set forth in Article 9.

“registered office” means the registered office for the time being of the Company.

“Required Holders” means the Holders of at least 2/3 of the votes attributable to the then outstanding Preferred Shares (voting together on an as converted basis).

“Requisite Approval” has the meaning set forth in Article 5.2.5.2.

“Sale Transaction” means a reorganization, merger, consolidation, tender offer, share transfer or other business combination effected by means of one transaction or a series of related transactions, which results in the voting securities outstanding immediately preceding such transaction or series of transactions or the voting securities issued with respect to the voting securities of the Company outstanding immediately preceding such transaction or series of transactions representing immediately thereafter less than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving entity, as the case may be, immediately following such transaction or series of transactions, or a sale, lease, encumbrance, disposition, license or other conveyance of all or substantially all of the assets of the Company (including, without limitation, contractual rights held by the Company), or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Series C Holders” means holders of the Series C Preferred Shares.

“Series D Holders” means holders of the Series D Preferred Shares.

“Series E Holders” means holders of the Series E Preferred Shares.

“Series F Holders” means holders of the Series F Preferred Shares.

“share” includes a fraction of a share.

“Shareholder(s)” means a holder of share(s) of the Company from time to time.

“Special Resolution” has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute” means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Sutter Hill” means collectively Sutter Hill Ventures, David L. Anderson, Anvest, L.P., G. Leonard Baker Jr., Saunders Holdings, L.P., William H. Younger, Jr., Lauren L. Younger, Yovest L.P., Tench Coxe, Gregory P. Sands, James C. Gaither, James N. White, Jeffrey W. Bird, David E. Sweet, Sherryl W. Cassella, Lynne B. Graw, Diane J. Naar, Patricia Tom, Robert Yin, Andrew T. Sheehan, Yu-Ying Chiu Chen, Rooster Partners, LP, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO David L. Anderson, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO G. Leonard Baker, Jr., Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO William H. Younger, Jr., Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Tench Coxe, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Andrew T. Sheehan, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO David E. Sweet (Rollover), Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Sherryl W. Casella, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Lynne B. Graw, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Diane J. Naar, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Yu-Ying Chen, Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Patricia Tom (Rollover), and Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Robert Yin.

“Subsidiaries” means, with respect to any person that is not an individual, any corporation, partnership, or other entity controlled by such person, including without limitation any variable interest entity (and each a “Subsidiary”).

“T. Rowe Price” means T. Rowe Price Associates, Inc., a registered investment adviser.

“T. Rowe Price Holder” means a Holder who holds its Preferred Shares in an investment account for which T. Rowe Price is the investment adviser.

“US” and “United States” means the United States of America.

“US GAAP” means generally accepted accounting principles in the United States.

“United States Dollars” and “US$” means the lawful currency of the US.

“written” and “in writing” include all modes of representing or reproducing words in visible form.

Words importing the singular number also include the plural number and vice versa.

Words importing the masculine gender also include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CLASSES, NUMBER AND PAR VALUE OF SHARES

4.	The Company is authorized to issue two classes of stock to be designated, respectively, Preferred Shares and Ordinary Shares. The authorized share capital of the Company, being US$50,000, is divided into 5,000,000,000 shares of par value US$0.00001 each, comprising (i) 3,797,418,953 Ordinary Shares; (ii) 82,500,000 Series A Preferred Shares (the “Series A Preferred Shares”); (iii) 165,825,000 Series B-1 Preferred Shares (the “Series B-1 Preferred Shares”) and 112,875,000 Series B-2 Preferred Shares (the “Series B-2 Preferred Shares” together with Series B-1 Preferred Shares may hereinafter be referred to as Series B Preferred Shares); (iv) 317,398,462 Series C Preferred Shares (the “Series C Preferred Shares”); (v) 209,737,212 Series D Preferred Shares (the “Series D Preferred Shares”); (vi) 213,779,664 Series E Preferred Shares (the “Series E Preferred Shares”); and (vii) 100,465,709 Series F Preferred Shares (the “Series F Preferred Shares”).

4A.	Immediately prior to the completion of a Qualified Public Offering, the authorized share capital of the Company, being US$50,000, will be divided into 5,000,000,000 shares of par value US$0.00001 each, comprising (i) 3,137,657,746 Class A Ordinary Shares; (ii) 659,761,207 Class B Ordinary Shares; (iii) 82,500,000 Series A Preferred Shares; (iv) 165,825,000 Series B-1 Preferred Shares and 112,875,000 Series B-2 Preferred Shares; (v) 317,398,462 Series C Preferred Shares; (vi) 209,737,212 Series D Preferred Shares; (vii) 213,779,664 Series E Preferred Shares; and (viii) 100,465,709 Series F Preferred Shares.

DESIGNATION, POWERS AND CONVERSION OF SHARES AFTER THE COMPLETION OF

A QUALIFIED PUBLIC OFFERING

4B.	Immediately prior to the completion of a Qualified Public Offering, all Ordinary Shares held by 1Look Holdings Ltd. and its transferees which are its Affiliates shall be automatically re-designated as Class B Ordinary Shares, and all other Ordinary Shares that are issued and outstanding shall be automatically re-designated as Class A Ordinary Shares.

4C.	After the completion of a Qualified Public Offering, (a) each holder of a Class A Ordinary Share issued and outstanding shall be entitled to one vote on all matters subject to the vote at general meetings of the Company, and (b) each holder of a Class B Ordinary Share issued and outstanding shall be entitled to three (3) votes on all matters subject to the vote at general meetings of the Company.

Notwithstanding any provision of these Articles to the contrary, the following matters shall be subject to the approval by the holders representing a majority of the aggregate voting power of the Company and also by the holders of a majority of the total issued and outstanding Class A Ordinary Shares:

(i)	an amalgamation, arrangement or consolidation or scheme of arrangement (i) in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or (ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity;

(ii)	a sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)	issuance of that number of Ordinary Shares, or of securities convertible into or exercisable for that number of Ordinary Shares, equal to or in excess of twenty percent (20%) of the number of all Ordinary Shares issued and outstanding immediately prior to the issuance of such shares or securities on an as-converted basis, if (x) such Ordinary Shares are sold at a per share price less than the per share book or market value of the Company’s Ordinary Share or (y) such securities convertible into or exercisable for Ordinary Shares have a per share conversion or exercise price less than the per share book or market value of the Company’s Ordinary Share;

(iv)	election of Director(s) to the Board at an annual general meeting; and

(v)	issuance of Ordinary Shares, or of securities convertible into or exercisable for Ordinary Shares exceeding either 1% of the total outstanding Ordinary Shares on an as-converted basis or 1% of the aggregate voting power outstanding before the issuance to a Director, officer or substantial security holder of the Company on an individual basis.

4D.	Ordinary Share Conversion

Upon and after the completion of a Qualified Public Offering, each Class B Ordinary Share shall be convertible into one (1) Class A Ordinary Share at any time upon the election of the Holder thereof. Class A Ordinary Shares shall not be convertible into Class B Ordinary Shares or Preferred Shares under any circumstances. A conversion of Class B Ordinary Shares to Class A Ordinary Shares shall be effected by way of compulsory repurchase by the Company of the relevant Class B Ordinary Shares for a redemption price equal to the original issue price for each Class B Ordinary Share and the issue of Class A Ordinary Shares for a subscription price equal to the redemption price for an equal number of Class B Ordinary Shares.

Subject to the Statute and notwithstanding any other provisions of these Articles, upon any transfer of Class B Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

The Class A or Class B Ordinary Shares into which a holder is entitled in exercising his/her right to convert:

(A)	shall be credited as fully paid;

(B)	shall rank pari passu in all respects and form one class with the Class A Ordinary Shares or the Class B Ordinary Shares then in issue, as applicable; and

(C)	shall entitle the holder to be paid an appropriate proportion of all dividends and other distributions declared, made or paid on Ordinary Shares in respect of the calendar year in which the relevant conversion date falls, but not in respect of an earlier financial year.

RIGHTS AND PREFERENCES OF PREFERRED SHAREHOLDERS

5.1	Prevalence of Shareholders’ Agreement.

(a)	The terms of the amended and restated shareholders’ agreement, by and among the Company, 1Look Holdings Ltd., Farallon, Chengwei Ventures, Sutter Hill, Leland Stanford, the Series C Holders, the Series D Holders, the Series E Holders and the Series F Holders dated 9 September 2010 (the “Shareholders’ Agreement”), the form of which is attached as Exhibit A hereto, shall constitute an integral part of the Company’s Memorandum of Association and these Articles and, in case of any discrepancy, contradiction or inconsistency between the main text of these Articles of Association and the Shareholders’ Agreement, the terms of the Shareholders’ Agreement shall prevail as between the Shareholders.

(b)	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Shareholders’ Agreement.

5.2	Rights of Preferred Shareholders.

5.2.1	Information Rights.

5.2.1.1	The Company shall deliver to each Holder:

(1)	as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year after a full-year operation of the Company, a consolidated income statement and statement of cash flows for the Company and its Subsidiaries for such fiscal year and a balance sheet for the Company and its Subsidiaries as of the end of the fiscal year, all prepared in accordance with US GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, and audited and certified by any one of Deloitte & Touche, Ernst & Young, KPMG or PricewaterhouseCoopers or by such other public accountant as acceptable to the Required Holders;

(2)	as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, unaudited consolidated financial statements of the Company and its Subsidiaries as of the end of such fiscal quarter and setting forth in each case in comparative form the figures for corresponding periods in the previous fiscal year;

(3)	as soon as practicable, but in any event within fifteen (15) days of the end of each month, unaudited consolidated financial statements for the Company and its Subsidiaries as of the end of such month and setting forth in each case in comparative form the figures for corresponding periods in the previous fiscal year; and

(4)	such other information customarily provided by similarly-situated companies to its major institutional investors with substantially similar compliance requirements as Brookside and Maverick.

5.2.1.2	The Company shall submit to the Board for its approval and to each Series C Holder, Series D Holder, Series E Holder and Series F Holder, for informational purposes only, as soon as practicable, but in any event no less than fifteen (15) days prior to the commencement of each fiscal year, an annual operating budget for such fiscal year.

5.2.1.3	For the purpose of Article 5.2.1.1, the term “financial statements” shall be construed to include a balance sheet and related statements of earnings, stockholders equity and cash flows for the applicable period, prepared in accordance with US GAAP consistently applied with prior practice for earlier periods and compared against the Company’s annual operating plan and budget.

5.2.1.4	The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with US GAAP consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under US GAAP consistently applied.

5.2.1.5	The Company shall permit each Holder, at such Holder’s expense, to visit and inspect any of the properties and examine the books of account and records of the Company and its Subsidiaries and Affiliates and discuss the affairs, finances and accounts of the Company and its Subsidiaries and Affiliates with the Directors, officers, employees, accountants, legal counsel and investment bankers of the Company, all at such reasonable times as may be requested by such Holder; provided, however, that the Company shall not be obliged to provide access to any information it considers to be a trade secret or confidential information, unless such Holder agrees to customary confidentiality provisions in respect of such trade secret or confidential information.

5.2.1.6	The covenants set forth in Articles 5.2.1.1 to 5.2.1.5 shall terminate (A) as to Holders and be of no further force or effect upon the earlier of (i) the closing of a Qualified Public Offering, (ii) the date when the Company first becomes subject to the periodic reporting requirements of Articles 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, of the United States (or comparable requirements under the laws of another jurisdiction); and (iii) such date as there shall no longer be any Preferred Shares outstanding; and (B) as to any Holder who owns less than five percent (5%) of the Company’s Ordinary Shares on an as-converted and fully-diluted basis. For the purposes of this Article 5.2.1.6, the percentage of the Company’s Ordinary Shares owned by (x) a Morgan Stanley Holder shall be determined in aggregate and not individually, by aggregating all Ordinary Shares (on an as-converted and fully-diluted basis) owned by all Morgan Stanley Holders and (y) a T. Rowe Price Holder shall be determined in aggregate and not individually, by aggregating all Ordinary Shares (on an as-converted and fully-diluted basis) owned by all T. Rowe Price Holders. For the purposes of this Article 5.2.1.6 only, Farallon shall be deemed a Holder.

5.2.1.7	The rights of any Holder under Articles 5.2.1.1 to 5.2.1.4 shall only be assigned (i) to another Holder; or (ii) to a permitted assignee or transferee who acquires any of the Preferred Shares held by the Holder.

5.2.2	Conversion Rights.

5.2.2.1	(1)	Each Holder shall have the right (the “Conversion Right”), at any time and from time to time prior to the Automatic Conversion (as defined below), to convert any number of Preferred Shares held by such Holder by delivering to the Company at 5/F, SinoSteel Plaza, 8 Haidian Street, Beijing 100080, China or any transfer agent for the Preferred Shares a written notice (a “Conversion Notice”), together with the original certificate(s) evidencing the Preferred Shares to be converted and, if applicable, any event upon which such conversion is contingent. The Directors of the Company shall ensure that, forthwith upon receiving notice of the exercise of the Conversion Right, notice thereof is provided to all Holders of Preferred Shares whose names appear in the Register of Members, informing them that the Conversion Right has been exercised. The Preferred Shares to be converted shall be convertible into such number of fully paid and non-assessable Ordinary Shares (the “Optional Conversion Shares”) as is determined by multiplying (x) a number of Preferred Shares to be converted by (y) (A) the applicable Original Issue Price divided by (B) the applicable Conversion Price in effect at the time of conversion. Notwithstanding the foregoing, if any Preferred Shares held by Chengwei Ventures or any of their transferees which are their Affiliates are converted pursuant to this Article 5.2.2.1(1) prior to an Automatic Conversion, the Optional Conversion Shares into which such Preferred Shares are converted shall be automatically re-designated as Class B Ordinary Shares concurrently with the Automatic Conversion; if any Preferred Shares held by a Holder which is not Chengwei Ventures or an Affiliate of Chengwei Ventures are converted pursuant to this Article 5.2.2.1(1) prior to the Automatic Conversion, the Optional Conversion Shares into which such Preferred Shares are converted shall be automatically re-designated as Class A Ordinary Shares concurrently with the Automatic Conversion.

	(2)	Without an action being required by the Holder of the Shares and whether or not the certificates representing such Shares are surrendered to the Company or its transfer agent, each Preferred Share held by Chengwei Ventures or any of their transferees which are their Affiliates shall automatically be converted into fully-paid and non-assessable Class B Ordinary Shares and each Preferred Share held by a Holder which is not Chengwei Ventures or an Affiliate of Chengwei Ventures shall automatically be converted into fully-paid and non-assessable Class A Ordinary Shares (together with “Optional Conversion Shares”, referred to as “Conversion Shares”), based on the then effective Conversion Price, in the event of (i) a Qualified Public Offering; or (ii) the affirmative consent of Required Holders (“Automatic Conversion”); provided, however, that if the Automatic Conversion is in connection with a Qualified Public Offering, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities and the person or persons entitled to receive the Class A Ordinary Shares or Class B Ordinary Shares, as the case may be, issuable upon such conversion shall be treated for all purposed as the record holders of such Class A Ordinary Shares or Class B Ordinary Shares, as the case may be, on such date.

	(3)	All Preferred Shares converted in accordance with these Articles by way of redemption shall be cancelled on the conversion date and all rights with respect to such Preferred Shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the conversion date, except for the right of the Holders thereof to receive Conversion Shares, and if applicable, cash for any declared and unpaid dividends on the Preferred Shares being converted and cash for any fractional Conversion Shares and any other securities, property or cash required to be delivered upon conversion of Preferred Shares pursuant to this Article 5.2.2. Any Preferred Shares converted by way of redemption shall be canceled and the amount of the Company’s issued share capital shall be diminished by the par value of those Preferred Shares accordingly; but the conversion by way of redemption shall not be taken as reducing the amount of the Company’s authorized share capital.

5.2.2.2	The Directors of the Company shall be obliged to carry out the conversion of all Preferred Shares in the manner and circumstances set forth in these Articles but may, with the approval of the affected Holders thereof, effect a conversion of Preferred Shares in any manner permitted by applicable law, including (i) redeeming or purchasing the relevant Preferred Shares and immediately applying the proceeds towards payment for such number of Conversion Shares calculated in accordance with Article 5.2.2 or (ii) varying the rights attaching to the Preferred Shares. For the purposes of any purchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business immediately following the date upon which such payment is to be made, make payments out of its capital or share premium account. For the purpose of any conversion by variation of rights attaching to Preferred Shares pursuant to and in accordance with this Article 5.2.2 alone, each Shareholder of Preferred Shares shall be deemed to have given its consent to such variation without the need for any notice to be given by/to such Shareholder. Notwithstanding anything contained in these Articles to the contrary, in no event shall any exercise of the Conversion Right or an Automatic Conversion require the payment of any additional consideration by the converting Holders.

5.2.2.3	If more than one Preferred Share is to be converted at any one time by the same Holder, the aggregate number of Conversion Shares to be issued to the same person will be calculated on the basis of the aggregate number of Preferred Shares to be converted. Fractions of Conversion Shares will not be issued on conversion of Preferred Shares. Fractions of Conversion Shares are rounded down to the nearest whole number of Conversion Shares and, in lieu of fractional Conversion Shares, the Company shall pay in U.S. Dollars, the cash amount equal to such fraction multiplied by the fair market value of one Ordinary Share (as determined in good faith by the Board) on the date of conversion.

5.2.2.4	A certificate or certificates for the Conversion Shares may be issued to, and the Conversion Shares registered in the same name as, the Holder of the Preferred Shares being converted or (subject to the prior approval of the Directors) its nominee. If required by the Directors, certificates surrendered in connection with any conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, duly executed by the registered Holder. Upon conversion of only a portion of the number of Preferred Shares represented by a certificate surrendered for conversion, the Company shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of Preferred Shares representing the unconverted portion of the certificate so surrendered.

5.2.2.5	Upon receipt of a Conversion Notice together with the original certificate or certificates evidencing the Preferred Shares by the Company, as soon as possible but in any event no later than seven (7) Business Days after such receipt, the Directors shall convene a meeting to approve the issue of Conversion Shares (in the case of a redemption or purchase), in each case applying the provisions of this Article 5.2.2 in order to determine the number of such Conversion Shares that are issuable. Certificates evidencing the Conversion Shares shall be dispatched by the Directors to the converting Holders and the Conversion Shares registered in the name of such converting Holder in the register of members forthwith upon the passing of the necessary resolutions of the Board. At the same time, the Company shall dispatch any other securities, property or cash required to be delivered on conversion and such assignments and other documents (if any) as may be required hereunder.

5.2.2.6	The provisions of Article 5.2.2.4 and Article 5.2.2.5 above shall apply mutatis mutandis upon the occurrence of an Automatic Conversion, save that the Directors shall ensure that entries on the Register of Members recording the redemption or purchase of the Preferred Shares and issue of the Conversion Shares are made on the date that the Company’s Ordinary Shares are listed on the relevant exchange pursuant to a Qualified Public Offering.

5.2.2.7	At any time or from time to time after the Original Issue Date of the Series F Preferred Shares, the Holders of Preferred Shares shall have the following rights:

(1)	If the Company shall sub-divide its outstanding Ordinary Shares into a larger number of Ordinary Shares or consolidate its outstanding Ordinary Shares into a smaller number of Ordinary Shares, then the Company shall also proportionately sub-divide or consolidate the Preferred Shares. In the case of any sub-division or consolidation, the Original Issue Price and the Conversion Price then in effect shall both be adjusted by multiplying each of the Original Issue Price and the Conversion Price then in effect by a fraction, the numerator of which shall be the number of Preferred Shares outstanding immediately prior to such event and the denominator of which shall be the number of Preferred Shares outstanding immediately after such sub-division or consolidation (as the case may be).

(2)	Except as otherwise provided in these Articles, if the Company shall reclassify any of its Ordinary Shares into shares of another class or series, whether by capital reorganization, reclassification, or otherwise, then the rights attaching to the Preferred Shares shall themselves be automatically varied without the need for any vote of the Holders thereof or of any other Shareholder or Director, so that the Preferred Shares shall thereafter be convertible into such shares of the other class or series; after any such reclassification of the Ordinary Shares, the Conversion Right may still be exercised by serving a Conversion Notice to the Company.

(3)	If the Company shall distribute to the holders of Ordinary Shares assets, evidences of its indebtedness, any Equity Security issued by any Person other than the Company or securities of the Company (other than Ordinary Shares), or options, rights or warrants to subscribe for or purchase any Equity Security issued by any Person or such securities (excluding those options, rights and warrants that give rise to the preemptive rights in Section 5 of the Shareholders’ Agreement and any rights granted, issued or offered to and accepted by existing employees of the Company in accordance with the ESOP) other than in any Liquidation Event, then the Company shall distribute to each Holder such assets, evidences of its indebtedness, any Equity Security issued by any Person or securities of the Company, or options, rights or warrants to subscribe for or purchase the said Equity Security or securities equal to an amount that such Holder would have received if all Preferred Shares held by such Holder had been converted into Ordinary Shares on or prior to the date of such event.

5.2.2.8	At any time or from time to time after the Original Issue Date of the Series F Preferred Shares, the Conversion Price with respect to the Preferred Shares shall be subject to additional adjustment as follows:

(1)	No adjustment in the Conversion Price shall be made in respect of the issuance or deemed issuance of New Securities unless the Consideration Per Share of additional Ordinary Shares issued or deemed to be issued by the Company is less than the Conversion Price in effect with respect to the Preferred Shares on the date of and immediately prior to such issue.

(2)	In the event the Company at any time or from time to time after the Original Issue Date of the Series F Preferred shall issue any Options or Equity Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Equity Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto and assuming the satisfaction of any conditions to exercisability but without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Equity Securities and Options therefor, the conversion or exchange of such Equity Securities, shall be deemed to be additional Ordinary Shares issued as of the time of such issue, or in the case such a record date shall have been fixed, as of the close of business on such record date; provided that additional Ordinary Shares shall not be deemed to have been issued unless the Consideration Per Share (determined pursuant to Article 5.2.2.8(4) hereof) of such additional Ordinary Shares would be less than the Conversion Price then in effect with respect to the Preferred Shares on the date of and immediately prior to such issue, or such record date, as the case may be; and provided, further, that in any such case in which additional Ordinary Shares are deemed to be issued:

(i)	except as provided in clause (ii) below, no further adjustment in the Conversion Price with respect to the Preferred Shares shall be made upon the subsequent issue of Equity Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Equity Securities;

(ii)	if such Options or Equity Securities by their terms provide, with the passage of time or otherwise or as the result of an amendment to such terms, for any change in the consideration payable to the Company, or change in the number of the Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price computed with respect to the Preferred Shares upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Equity Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Equity Securities which shall not have been exercised, the Conversion Price computed with respect to the Preferred Shares upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(a)	in the case of Equity Securities or Options for the Ordinary Shares, the only additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Equity Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Equity Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(b)	in the case of Options for Equity Securities, only the Equity Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Equity Securities with respect to which such Options were actually exercised;

(iv)	if the terms of any Options or Equity Securities, the issuance of which did not result in the deemed issuance of any additional Ordinary Shares pursuant to the terms of these Articles (because the Consideration Per Share of the Ordinary Shares subject thereto was equal to or greater than the applicable Conversion Price then in effect), are revised after the Original Issue Date of the Series F Preferred Shares as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Equity Security to provide for any increase or decrease in the number of Ordinary Shares deliverable or in the consideration payable to the Company upon exercise of such Options or upon conversion of or in exchange for such Equity Securities, such Option or Equity Security, as so amended or adjusted, and the Ordinary Shares subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective;

(v)	no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price with respect to the Preferred Shares to an amount which exceeds the lower of (x) the Conversion Price of the Preferred Shares on the original adjustment date or (y) the Conversion Price of the Preferred Shares that would have resulted from any issuance of New Securities between the original adjustment date and such readjustment date; and

(vi)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of any Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustments shall be made in the same manner provided in clause (iii) above.

(3)	If, at any time or from time to time after the Original Issue Date of the Series F Preferred Shares, the Company issues additional Ordinary Shares (including additional Ordinary Shares deemed to be issued pursuant to Article 5.2.2.8(2) hereof) for a Consideration Per Share (as determined in accordance with Article 5.2.2.8(4) below) less than the Conversion Price then in effect on the date immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to the Consideration Per Share received by the Company for such issue or deemed issue of the additional Ordinary Shares.

(4)	For purposes of this Article 5.2.2.8, the “Consideration Per Share” which shall be receivable by the Company for the issuance or deemed issuance of any additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Such Consideration Per Share shall:

(a)	insofar as it consists of cash, be computed at the aggregate amount of cash actually received by the Company excluding amounts paid or payable for accrued interest and after deduction of any underwriting or similar commissions, compensation, concessions or other expenses paid or allowed by the Company in connection with such issue or sale (cash received other than in U.S. Dollars shall be converted into U.S. Dollars at the then effective middle rate of exchange between the relevant currency and U.S. Dollars);

(b)	insofar as it consists of property other than cash, computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(c)	in the event additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

(ii)	Options and Equity Securities. The Consideration Per Share received by the Company for additional Ordinary Shares deemed to have been issued pursuant to Article 5.2.2.8(2), relating to Options and Equity Securities, shall be determined as follows:

(a)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Equity Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Equity Securities, or in the case of Options for Equity Securities, the exercise of such Options for Equity Securities and the conversion or exchange of such Equity Securities; divided by

(b)	the maximum number of the Ordinary Shares (as set forth in the instruments relating thereto and assuming the satisfaction of any conditions to exercisability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Equity Securities or, in the case of Options for Equity Securities, the exercise of such options for Equity Securities and the conversion or exchange of such Equity Securities.

5.2.2.9	Unless otherwise constituting a Liquidation Event, in the case of any consolidation or amalgamation with, or merger of or other business combination involving the Company which does not result in any reclassification, conversion, exchange or cancellation of the Ordinary Shares, or creation of a holding company owning all shares of the Company by way of exchange for all outstanding shares of the Company or transfer of all the outstanding shares of the Company to the holding company (each a “Conversion Event”) for the purposes of this Article 5.2.2.9, the Directors shall procure that the Person which consolidates or merges with the Company or controls the holding company, as the case may be, executes or adopts or causes to be executed or adopted a form of constitution, memorandum and articles of association, by-laws or other equivalent constitutional document(s) (any of the foregoing, for the purposes of this Article 5.2.2.9, a “Constitution”) providing that the Holder of each Preferred Share then outstanding will have the right thereafter to convert such Preferred Shares only into the kind and amount of shares and other securities, cash and property receivable upon the Conversion Event by a Holder of the number of Conversion Shares into which such Preferred Shares might have been converted immediately prior to the Conversion Event, assuming that such Holder failed to exercise its right of election, if any, as to the kind or amount of shares or other securities, cash or other property receivable upon the happening of the said Conversion Event (provided that if the kind or amount of shares or other securities, cash and other property receivable thereupon is not the same for each share of Ordinary Shares in respect of which such rights of election shall not have been exercised (a ‘‘non-electing share’’), then for the purpose of this Article 5.2.2.9 the kind and amount of shares or other securities, cash and other property receivable upon the happening of the Conversion Event by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The Directors shall procure that the Constitution executed or adopted as aforesaid will provide for adjustments that will be as nearly equivalent as may be practicable to the adjustments provided for in this Article 5.2.2. The above provisions of this Article 5.2.2.9 will apply in the same way to any subsequent consolidations, amalgamation, mergers, share exchange or share transfers.

5.2.2.10	Neither the Shareholders (by amendment of these Articles) nor the Directors (through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action) shall avoid or seek to avoid the observance or performance of any of the terms of these Articles, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5.2.2 and each undertakes to take of all such further action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Preferred Shares against impairment to the extent required hereunder.

5.2.2.11	Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Ordinary Shares or other securities issuable upon conversion of the Preferred Shares, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, postage prepaid, to each registered holder of Preferred Shares so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Consideration Per Share received or deemed to be received by the Company for any additional Ordinary Shares issued or deemed to have been issued, (ii) the Conversion Prices at the time in effect, (iii) the number of additional Ordinary Shares issued or deemed to be issued, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Shares. Failure to request or provide such notice shall have no effect on any such adjustment.

5.2.2.12	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Conversion Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Conversion Shares in a name other than that in which the Preferred Shares so converted were registered.

5.2.3	Dividend Rights.

5.2.3.1	Preferred Distribution. The Preferred Shareholders shall be entitled to receive dividends when and as declared by the Board, prior and in preference to the Ordinary Shares.

5.2.3.2	General Dividends. In addition to the preferred distribution referred to in Article 5.2.3.1 above, upon any payment of dividends on any Ordinary Shares, the Preferred Shareholders shall further be entitled to receive a dividend for each share of Preferred Shares that they hold in an amount equal to the product of (i) the distribution made to any Ordinary Share at such time and (ii) the number of Ordinary Shares into which such Preferred Share is convertible.

5.2.4	Liquidation Rights.

5.2.4.1	Liquidation Events. The following events shall be treated as “Liquidation Events” under this Article 5.2.4:

(1)	any Sale Transaction; or

(2)	any liquidation, dissolution or winding up of the Company;

and upon any such event, any proceeds (or consideration in the event of a Sale Transaction) resulting to the Shareholders of the Company therefrom shall be distributed in accordance with the terms of Article 5.2.4.2.

5.2.4.2	Liquidation Preferences. Upon any Liquidation Event, whether voluntary or involuntary, unless the Required Holders have agreed otherwise in advance and in writing, the Preferred Shareholders shall be entitled to the following:

(1)	Before any distribution or payment shall be made to the Shareholders of any Ordinary Shares, an amount shall be paid with respect to each Preferred Share equal to the greater of (i) the Original Issue Price plus all dividends declared and unpaid with respect thereto (adjusted for any share dividends, combinations, splits, recapitalizations and the like); and (ii) the amount such Holder would be entitled to receive in such Liquidation Event if such Preferred Shares had been converted to Ordinary Shares immediately prior to such Liquidation Event before any payment or distribution is made to any Ordinary Shares. In case the distributable assets (or the consideration received in a Sale Transaction) are not enough for distribution or payment in full pursuant to this Article 5.2.4.2(1), the entire amount of the Company’s distributable assets (or consideration) shall be distributed to the Holders on a pro rata basis in accordance with the amounts to which each such Holder would be otherwise entitled to under this Article 5.2.4.2(1).

(2)	After all preferential amounts required to be paid to the holders of any class or series of shares of the Company ranking on liquidation prior to and in preference to the Ordinary Shares, upon any Liquidation Event, the remaining assets of the Company available for distribution to its Shareholders shall be distributed ratably among the holders of the Ordinary Shares. For avoidance of doubt, after distribution or payment of any liquidation preference distributable or payable on any Preferred Shares, the Preferred Shareholders shall not be entitled to receive, together with the Ordinary Shareholder, the portion of the assets of the Company remaining for distribution.

5.2.4.3	Valuation of Non-Cash Consideration. In any Sale Transaction, if the consideration to be received is securities of a Person or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made. The Company shall, upon receipt of such determination by the Board, give prompt written notice of the determination to each holder of Preferred Shares. Any securities shall be valued as follows:

(1)	Securities not subject to investment letter or other similar restrictions on free marketability covered by clause (2) below:

(i)	If traded on a national securities exchange or on a securities exchange outside of the US of similar international stature, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) trading-day period ending three (3) days prior to the closing of the Sale Transaction;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading-day period ending three (3) days prior to the closing of the Sale Transaction; and

(iii)	If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board and the holders of a majority of the Preferred Shares, voting together on an as-converted basis.

(2)	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined above in (1)(i), (ii) or (iii) to reflect the approximate fair market value thereof, as mutually determined by the Board and the holders of a majority of the Preferred Shares, voting together on an as-converted basis.

(3)	The foregoing methods for valuing non-cash consideration to be distributed in connection with Sale Transaction shall be superseded by any determination of such value set forth in the definitive agreements governing such Sale Transaction for the purposes of this Article 5.2.4.

(4)	In the event the requirements of this Article 5.2.4 are not complied with, the Company shall forthwith either:

(i)	cause such closing of the Sale Transaction to be postponed until such time as the requirements of this Article 5.2.4 have been complied with; or

(ii)	cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Shares shall revert to and be the same as such rights, preferences and privileges existing immediately prior to such Sale Transaction.

(5)	Allocation of Escrow. In the event of any Sale Transaction, if any portion of the consideration payable to the Shareholders of the Company is placed into escrow and/or is payable to the Shareholders of the Company subject to contingencies, the agreement or plan of merger or consolidation for such transaction shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the Shareholders in accordance with Article 5.2.4.2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and (ii) any additional consideration which becomes payable to the Shareholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the Shareholders of the Company in accordance with Article 5.2.4.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5.2.5	Voting Rights.

5.2.5.1	General Rights. Each Holder shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such Holder’s aggregate number of Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Shareholders is first solicited. Except as otherwise provided in these Articles, or as required by law, the Holders shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Shareholders.

5.2.5.2	Notwithstanding any provision of these Articles to the contrary, the Ordinary Shareholders and the Company shall each take all steps necessary to ensure that the Company shall not, and shall cause any Subsidiary not to, carry out any of the following actions (whether by amendment, merger, amalgamation, consolidation or otherwise or in any other manner) and no affirmative Board resolution shall be adopted to approve or carry out the same, except with the Requisite Approval. Requisite Approval shall be in addition to all other voting requirements contained herein. For the purposes of this Article, “Requisite Approval” shall mean the approval by the Holders representing at least seventy-five percent (75%) of the Preferred Shares on an as-converted basis. Requisite Approval can be obtained either by consent in writing or by the affirmative vote at a meeting. If consent is given in writing, such consent need only be consented to by Holders representing at least seventy-five percent (75%) of the Preferred Shares on an as-converted basis. If consent is given at a meeting, the quorum for such meeting shall be seventy-five percent (75%) of the Preferred Shares on an as-converted basis, and the required vote shall be, irrespective of attendance at such meeting, seventy-five percent (75%) of the Preferred Shares on an as-converted basis:

(i)	any alterations or changes (whether by amendment, reclassification, merger, consolidation, reorganization or otherwise) of the rights, preferences or privileges of the Preferred Shares, or that otherwise adversely affect the Holders;

(ii)	creation or issuance of any new class or series of shares (by amendment to the Articles or by reclassification, merger, consolidation, reorganization or otherwise) having rights, preferences or privileges senior to or on a parity with the Preferred Shares;

(iii)	creation or issuance of any new class or series of debt (by amendment to the Articles or by reclassification, merger, consolidation, reorganization or otherwise) having rights, preferences or privileges senior to or on a parity with the Preferred Shares;

(iv)	(A) any merger with or into or consolidation or amalgamation with any other Person, whether or not the Company or a Subsidiary is the surviving entity, or (B) any disposal, transfer, sale or exclusive lease or license of any of its material properties or assets, or any Liquidation Event;

(v)	authorization of the payment of any dividend or distribution to any holders of any class or series of Shares of the Company;

(vi)	any amendment or waiver of any provision of the Company’s Amended and Restated Memorandum of Association or these Articles or other constitutional documents, including, without limitation, any amendment or waiver effected through a reorganization, consolidation, merger or other transaction;

(vii)	reclassification or recapitalization of any outstanding shares or securities of the Company;

(viii)	approval or incurrence of any debt (other than debt outstanding on the date hereof) or the approval of any issuance of equity (exclusive of the Series E Preferred Shares) in an amount equal to or in excess of US$3,000,000 in the aggregate for all such transactions;

(ix)	any redemptions, repurchases or other acquisitions by the Company of Ordinary Shares or Preferred Shares;

(x)	the creation of any new plan for the grant of Ordinary Shares or options to purchase Ordinary Shares to employees, Directors or consultants or the increase in Ordinary Shares available for issuance under the ESOP or any other stock option plan, restricted stock plan or other employee or consultant incentive plan;

(xi)	any material transaction (whether by merger, consolidation, reorganization or otherwise) providing for the acquisition of any portion of the assets of any other person or an investment in or acquisition (whether by way of stock, loans, advances, guarantees or otherwise) of any other person;

(xii)	any change in the authorized number of Directors on the Board from seven (7);

(xiii)	the creation of any Subsidiaries other than wholly-owned Subsidiaries;

(xiv)	any increase or decrease (whether by amendment, reclassification, merger, consolidation, reorganization or otherwise) in the number of authorized shares of Preferred Shares, any series of Preferred Shares, or Ordinary Shares;

(xv)	any amendment or revision of any Equity Control and Service Agreement;

(xvi)	any waiver of any right under any Equity Control and Service Agreement;

(xvii)	any transfer, lease or license of material patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information or other proprietary rights or processes necessary for conducting the business of the Company and its Subsidiaries as currently conducted or as presently proposed to be conducted; provided, however, the preceding protective provision shall not apply to (a) any such transfers, leases or licenses approved by the Board (including a majority of the Directors elected by the Holders) or (b) licenses entered into by the Company in the ordinary course of the Company’s business consistent with past practices; or

(xviii)	any agreement to undertake any of the foregoing actions.

(xix)	The covenants set forth in this Article 5.2.5.2 shall terminate upon the closing of a Qualified Public Offering.

5.2.5.3	Notwithstanding any provision of the Articles to the contrary, the Ordinary Shareholders and the Company shall each take all steps necessary to ensure that the Company shall not, and shall cause any Subsidiary not to, carry out any of the following actions, and no affirmative Board resolution shall be adopted to approve or carry out the same, without the affirmative vote or consent of at least a majority of the:

(i)	Series D Holders in connection with (a) any alterations to the rights, preferences, and privileges of the Series D Preferred Shares, or (b) any increase or decrease in the number of authorized shares of the Series D Preferred Shares;

(ii)	Series E Holders in connection with (a) any alterations to the rights, preferences, and privileges of the Series E Preferred Shares, or (b) any increase or decrease in the number of authorized shares of the Series E Preferred Shares; and

(iii)	Series F Holders in connection with (a) any alterations to the rights, preferences, and privileges of the Series F Preferred Shares, or (b) any increase or decrease in the number of authorized shares of the Series F Preferred Shares.

The covenants set forth in this Article 5.2.5.3 shall terminate upon the closing of a Qualified Public Offering.

5.2.5.4	Right to Call Meetings. In addition to any rights which may be available under the Memorandum of Association or these Articles or otherwise under law, the holders of not less than ten percent (10%) in voting power of the outstanding Preferred Shares shall be entitled to call meetings of the Shareholders of the Company for the purpose of electing or removing Directors. Within five (5) Business Days after written application by the holders of not less than ten percent (10%) in voting power of the outstanding Preferred Shares, the Chief Executive Officer or Secretary, or such other officer of the Company as may be authorized to give notice of meetings of Shareholders of the Company, shall notify each Shareholder of the Company entitled to such notice of the date, time, place and purpose of such meeting. No meeting of Shareholders called pursuant to this Article 5.2.5.3 shall take place more than ten (10) days after the date notice of such meeting is given.

5.2.6	Notice. Without prejudice to any other provision contained in these Articles, upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Sale Transaction or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Shares at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such longer period as may be required by the Statute; provided, however, that any such period may be shortened to any period approved by the holders of a majority of the outstanding Preferred Shares (as determined on an as-converted basis) to the extent not inconsistent with the Statute) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Sale Transaction, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and a description of the material terms and conditions of the impending transaction (and the Company shall thereafter give such holders prompt notice of any material changes), and (C) the date, if any, that is to be fixed as to when the holders of record of Ordinary Shares (or other securities) shall be entitled to exchange their Ordinary Shares (or other securities) for securities or other property deliverable upon such Sale Transaction, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up and the amount per share and character of such exchange applicable to the Preferred Shares and the Ordinary Shares.

5.2.7	Aggregation of Shares. All Preferred Shares held or acquired by affiliated entities or persons, including Preferred Shares held by individuals or entities having the same registered investment adviser, shall be aggregated together for the purpose of determining the availability of any rights under these Articles.

CERTIFICATES FOR SHARES

6.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

7.	Notwithstanding Article 6 hereof, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe (but without the obligation to post a bond).

ISSUE OF SHARES

8.	Subject to the provisions in the Amended and Restated Memorandum of Association and these Articles, and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

9.	The Company shall maintain a register of its Members (i.e., Shareholders) (the “Register of Members”) and every person whose name is entered as a Shareholder in the Register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one (1) certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

10.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

11.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five (45) days in any year.

REDEEMABLE SHARES

12.	(a)	Subject to the provisions of the Statute and the Amended and Restated Memorandum of Association and these Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

	(b)	Subject to the provisions of the Statute and the Amended and Restated Memorandum of Association and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting and may make payment therefor in any manner authorized by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

13.	Subject to the provisions of the Amended and Restated Memorandum of Association and these Articles, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of seventy-five percent (75%) of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

14.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

15.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

16.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognized (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

CALL ON SHARES

17.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

18.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

19.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

20.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

21.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

	(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

22.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

23.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

24.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

25.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

26.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

27.	In case of the death of a Shareholder, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

28.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

29.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, AMENDMENT OF ARTICLES OF

ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE, APPROVAL OF

LIQUIDATION & ALTERATION OF CAPITAL

30.	(a)	Subject to and in so far as permitted by the provisions of the Statute and subject to Article 5.2.5 of these Articles, the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association:

(i)	to consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(ii)	by subdivision of its existing shares or any of them to divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; or

(iii)	to cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute and the provisions of Article 5.2.5 of these Articles, the Company may at any time and from time to time by Special Resolution (i) change its name or alter its objects, (ii) alter or amend the Memorandum of Association or these Articles in whole or in part, (iii) increase the authorized number of Preferred Shares, or (iv) approve any liquidation, dissolution or winding up of the Company. The covenants set forth in this Article 30(c) shall terminate upon the closing of a Qualified Public Offering.

(d)	Without prejudice to Article 13 hereof and subject to the provisions of the Statute and subject to Article 5.2.5 of these Articles, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

31.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

32.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

33.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

GENERAL MEETING

34.	(a)	Subject to clause (c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

35.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

36.	At least seven (7) days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Article 35 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting, by the presence of the Preferred Shareholders holding no less than seventy percent (70%) of all Preferred Shares on an as-converted basis and by a majority in number of the Ordinary Shareholders having a right to attend and vote at the meeting, being a majority together holding not less than eighty percent (80%) in nominal value or in the case of shares without nominal or par value eighty percent (80%) of the shares in issue, or their proxies.

37.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

38.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; two (2) Members present in person or by proxy shall be a quorum provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

39.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

40.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

41.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

42.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

43.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

44.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

45.	The demand for a poll may be withdrawn.

46.	Except as provided in Article 54, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

47.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

48.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

49.	Subject to Article 5.2.5.2 or unless otherwise provided by contract, a resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

(a)	in the case of a Special Resolution, it is signed by all Members for the time being entitled to receive notice of, and to attend and vote at, general meetings (or, being companies signed by their duly authorized representatives); or

(b)	in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 51) (or, being companies, signed by their duly authorized representative).

VOTES OF MEMBERS

50.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

51.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

52.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

53.	No Member shall be entitled to vote at any general meeting unless he is registered as a Shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

54.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

55.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

56.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

57.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

58.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

59.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

60.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

61.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

62.	(a)	Brookside shall have the right to appoint one (1) individual to serve on the Board. No member of the Board appointed pursuant to this Article may be removed unless Brookside elects to remove such Director. Any vacancy on the Board created by the resignation, removal, incapacity or death of any Director appointed pursuant to this Article shall only be filled by another individual appointed by Brookside.

(b)	Chengwei Ventures shall have the right to appoint one (1) individual to serve on the Board. No member of the Board appointed pursuant to this Article may be removed unless Chengwei Ventures elects to remove such Director. Any vacancy on the Board created by the resignation, removal, incapacity or death of any Director appointed pursuant to this Article shall only be filled by another individual appointed by Chengwei Ventures.

(c)	Sutter Hill shall have the right to appoint one (1) individual to serve on the Board. No member of the Board appointed pursuant to this Article may be removed unless Sutter Hill elects to remove such Director. Any vacancy on the Board created by the resignation, removal, incapacity or death of any Director appointed pursuant to this Article shall only be filled by another individual appointed by Sutter Hill.

(d)	Maverick shall have the right to appoint one (1) individual to serve on the Board. No member of the Board appointed pursuant to this Article may be removed unless Maverick elects to remove such Director. Any vacancy on the Board created by the resignation, removal, incapacity or death of any Director appointed pursuant to this Article shall only be filled by another individual appointed by Maverick.

(e)	The holders of at least a majority of the votes attributable to the then outstanding Ordinary Shares shall have the right to the exclusion of all other classes or series of the Company’s capital stock, to appoint the Chief Executive Officer of the Company to serve on the Board. No member of the Board appointed pursuant to this Article may be removed unless the holders of at least a majority of the votes attributable to the then outstanding Ordinary Shares elect to remove such Director or such Director ceases to act as Chief Executive Officer of the Company (whether voluntarily or involuntarily). Any vacancy on the Board created by the resignation, removal, incapacity or death of any Director appointed pursuant to this Article shall only be filled pursuant to this Article 62(e).

(f)	One individual nominated by the Chief Executive Officer of the Company and approved by each of the Directors nominated pursuant to Article 62(a) through (e) hereof shall serve on the Board. Such director shall be independent within the meaning of the rules and regulations of the relevant stock exchange upon the closing of a Qualified Public Offering.

(g)	One individual nominated by the Chief Executive Officer of the Company and approved by each of the Directors nominated pursuant to Article 62(a) through (e) hereof shall serve on the Board. Such director shall be both independent and a financial expert within the meaning of the relevant rules and regulations of the relevant stock exchange upon the closing of a Qualified Public Offering.

(h)	One individual nominated by Farallon and approved by each of the Directors nominated pursuant to Article 62(a) through (e) hereof shall be entitled to attend all meetings of the Directors. Such individual shall not be entitled to vote at any such meeting and shall not be counted in respect of a necessary quorum or otherwise.

(i)	One individual nominated by Morgan Stanley and approved by each of the Directors nominated pursuant to Article 62(a) through (e) hereof shall be entitled to attend all meetings of the Directors. Such individual shall not be entitled to vote at any such meeting and shall not be counted in respect of a necessary quorum or otherwise.

(j)	Each of Farallon, Morgan Stanley and T. Rowe Price shall be entitled to receive contemporaneously a copy of all communications sent to the Board.

(k)	The rights provided under this Article 62 shall be amended as required in order to comply with the rules and regulations of the relevant stock exchange upon the closing of a Qualified Public Offering.

63.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other reasonable expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a reasonable fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

64.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

65.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

66.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

67.	No shareholding qualification for Directors shall be required.

68.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

69.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

70.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 69 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

71.	To the maximum extent permitted from time to time under the Statute, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, Directors or shareholders, other than those officers, Directors or shareholders who are employees of the Company. No amendment or repeal of this Article 71 shall apply to or have any effect on the liability or alleged liability of any officer, Director or shareholder of the Company for or with respect to any opportunities of which such officer, Director, or stockholder becomes aware prior to such amendment or repeal.

ALTERNATE DIRECTORS

72.	Subject to the exception contained in Article 67, a Director who expects to be unable to attend Directors’ meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

73.	The business of the Company shall be managed by the Directors who may exercise all such powers of the Company as are not, from time to time by the Statute or by these Articles prohibited or inconsistent with the aforesaid or reserved to the Members; PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

74.	The adoption of any resolution or the taking of any action of the Board shall require the affirmative votes of at least sixty percent (60%) of the Directors present at a duly constituted meeting of the Board, except when a larger vote is required by law or by these Articles. The requirement of at least sixty percent (60%) set forth in this Article 74 shall be amended to a majority, unless there are different requirements under applicable law or stock exchange rules or by these Articles, upon the closing of a Qualified Public Offering.

75.	The Board may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

76.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board shall from time to time by resolution determine.

77.	The Board shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Board;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Board;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Board.

78.	The Board on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

79.	The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

80.	(a)	The Board may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Board from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Board from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Board and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Board may think fit and the Board may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorized by the Board to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

81.	The Board may, from time to time, appoint one or more Director (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

82.	The Board may entrust to and confer upon a Managing Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it may think fit and either collaterally with or to the exclusion of its own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

83.	Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit; provided, however, that the Directors shall so meet at least once every three (3) months. Subject to Article 74, questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

84.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least two (2) days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by fax the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 35 shall apply mutatis mutandis with respect to notices of meetings of Directors.

85.	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and unless so fixed shall be two (2), a Director and his appointed alternate Director being considered only one (1) person for this purpose, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

86.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

87.	The Board may elect a Chairman of the Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

88.	The Board may delegate any of its powers to committees consisting of such member or members of the Board (including Alternate Directors in the absence of their appointors) as the Board thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.

89.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

90.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

91.	Members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Board or committee as the case may be duly convened and held.

92.	(a)	A Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 55-60 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

93.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he dies; or

(c)	if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

94.	Subject to Articles 62 and 93 of these Articles, the Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

95.	Subject to Articles 62 and 93 of these Articles, the Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

PRESUMPTION OF ASSENT

96.	A Director of the Company who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

97.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf, and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

98.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

99.	Subject to the Statute and Article 5.2.5 of these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

100.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

101.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

102.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

103.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

104.	Subject to Article 5.2.5, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

105.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

106.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

107.	Subject to the provisions of these Articles, the Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

108.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

109.	Subject to Article 5.2 of these Articles, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute, Article 5.2 of these Articles, or authorized by the Directors or by the Company in general meeting.

110.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

111.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

112.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

113.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

114.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

115.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

116.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

117.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

118.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

119.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

120.	Subject to Articles 5.2.4, 5.2.5 and any other applicable provision of these Articles, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

121.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

122.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

123.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

124.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Exhibit A

Shareholders’ Agreement

Exhibit B

Equity Control and Service Agreements